Exhibit 10.7

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (this “Second Amendment”) is entered into effective as of this 23rd day of June, 2014 (the “Second Amendment Date”), by and between MG-POINT, LLC, a Colorado limited liability company (“Landlord”), and REDWOOD TRUST, INC., a Maryland corporation (“Tenant”).

RECITALS:

A.        WHEREAS, Landlord and Tenant entered into that certain Office Lease dated January 11, 2013, as amended by that certain First Amendment to Lease dated June 27, 2013 (collectively, the “Lease”) relating to the leasing of certain premises consisting of approximately 21,517 rentable square feet of space in Suite No. 425 (the “Original Premises”) in the building located at 8310 South Valley Highway, Englewood, Colorado 80112 and commonly known as the “The Point at Inverness” (the “Building”), said Original Premises being more particularly described in the Lease;

B.        WHEREAS, the Term of the Lease is currently set to expire on January 31, 2021, unless terminated earlier pursuant to the Lease (the “Expiration Date”); and

C.        WHEREAS, Landlord and Tenant desire (i) to expand the Original Premises to include Suite 115 on the 1st floor of the Building, which is an area consisting of approximately 7,215 rentable square feet as shown cross-hatched on Exhibit A attached hereto and incorporated herein (the “First Floor Expansion Space”), (ii) to establish the Base Rent and other terms applicable to the First Floor Expansion Space, and (iii) to amend other terms of the Lease, all subject and pursuant to the terms and conditions set forth below.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.        INCORPORATION OF RECITALS.  The foregoing Recitals shall be incorporated as though fully set forth herein.

2.        FIRST FLOOR EXPANSION AND FIRST FLOOR EXPANSION EFFECTIVE DATE .

2.1       Initial First Floor Expansion Term.  Effective as of the date that is one business day after the Second Amendment Date (the “First Floor Expansion Effective Date”), the Original Premises is increased from 21,517 rentable square feet to 28,732 rentable square feet by the addition of the First Floor Expansion Space, and from and after the First Floor Expansion Effective Date until the First Floor Expansion Expiration Date (as defined below), as may be extended, the Original Premises and the First Floor Expansion Space, collectively, shall be deemed the “Premises”, as defined in the Lease. The parties intend that the Lease Term for the First Floor Expansion Space (the “First Floor Expansion Term”) shall commence on the First Floor Expansion Effective Date and expire on October 31, 2017 (such date, as may be extended pursuant to Section 2.2 below, the “First Floor Expansion Expiration Date”). As of the end of the First Floor Expansion Term, Tenant shall surrender the First Floor Expansion Space to Landlord in accordance with the terms of the Lease. Except as set forth herein, the First Floor Expansion Term shall be on all the same terms and conditions of the Lease, including without limitation, assuming that Tenant has exercised its option to extend the First Floor Expansion Term pursuant to Section 2.2 below, the application of the Renewal Option to the First Floor Expansion Space; provided that Tenant may elect to exclude the First Floor Expansion Space from its Renewal Option.

2.2       First Floor Expansion Space Extended Term.   The Original Tenant has a one-time right to extend the First Floor Expansion Term and delay the First Floor Expansion Expiration Date, so that the expiration date for the First Floor Expansion Space shall be co-terminus with the Expiration Date (“First Floor Extended Term”), by providing Landlord written notice of Tenant’s election to do so no later than nine (9) months, and no earlier than twelve (12) months, prior to the expiration of the initial First Floor Expansion Expiration Date in which case the terms in which case the terms of the First Floor Extended Term shall be on all the same terms and conditions of the Lease subject to determination of the Market Rate pursuant to Section 4 of the Addendum to the Lease. Notwithstanding the fact that, upon Tenant’s exercise of the option to affect the First Floor Extended Term the extension of the Term shall be self-executing, the parties shall, within 15 days after the determination of Market Rent for the First Floor Expansion Space, execute one or more amendments to the Lease reflecting such extended term.

3.        RENT AND OTHER TERMS.

3.1       Base Rent.  Tenant shall pay Base Rent for the First Floor Expansion Space during the First Floor Expansion Term as follows in accordance with the terms of the Lease:

Period of the First Floor Expansion Term	Annual Base Rent Rate Per Rentable Square Foot	Annualized Base Rent	Monthly Installment of Base Rent
First Floor Expansion Effective Date – Last Day of the Abated Rent Period*	$24.00	$173,160.00	$14,430.00
First Day After the Abated Rent Period – 1/31/15	$24.00	$173,160.00	$14,430.00
2/1/15 – 1/31/16	$24.50	$176,767.44	$14,730.62
2/1/16 – 1/31/17	$25.00	$180,375.00	$15,031.25
2/1/17 – 10/31/17	$25.50	$183,982.44	$15,331.87

*Subject to the abatement during the Abated Rent Period pursuant to Section 4 below.

3.2       Tenant’s Additional Rent.

(a)       From and after the First Floor Expansion Effective Date, Tenant shall pay additional Rent with respect to the First Floor Expansion Space in accordance with the terms of the Lease, including, without limitation, Tenant’s Pro Rata Share of increases in Operating Expenses, computed using a Base Year of 2014 and applying a Tenant’s Pro Rata Share of 3.859% to the First Floor Expansion Space. As set forth in Section 3 of the Addendum to the Lease, in no event shall Controllable Operating Expenses with respect to the First Floor Expansion Space for any year during the First Floor Expansion Term increase by more than 5% in excess of Controllable Operating Expenses for the immediately preceding year, on a compounding and cumulative basis; and

(b)       Tenant shall continue to pay to Landlord, at the time and in the manner set forth in the Lease, Tenant’s Base Rent and additional Rent due under the Lease with respect to the Original Premises.

3.3       Tenant’s Covenant to Pay Rent.    Tenant agrees to pay to Landlord at Landlord’s Payment Address, or to such other persons, or at such other places designated by Landlord, without any prior demand therefor in immediately available funds and without any deduction or offset whatsoever, Base Rent and Additional Rent due under the Lease with respect to the Original Premises and the First Floor Expansion Space. Any and all references in the Lease to “Rent” are hereby amended to include reference to all Base Rent and Additional Rent payable with respect to the entire Premises.

4.        ABATED RENT PERIOD.  Tenant’s obligation to pay Base Rent and Tenant’s Pro Rata Share of increases in Operating Expenses for the First Floor Expansion Space shall be abated during the period commencing on the First Floor Expansion Effective Date and continuing through the date that is 120 days thereafter (the “Abated Rent Period”), prorated on a per-diem basis. Only Base Rent and Operating Expenses shall be abated during the Abated Rent Period, and all other costs and charges specified in the Lease shall remain as due and payable pursuant to the provisions of the Lease.

5.        ADDITIONAL DEPOSIT.  Upon Tenant’s execution hereof, Tenant shall pay Landlord the sum of $7,215.00 which is added to and becomes part of the Deposit held by Landlord as provided under Sections 1.6 and 9 of the Lease as security for payment of Rent and the performance of the other terms and conditions of the Lease by Tenant. Accordingly, simultaneous with the execution hereof, the Deposit is increased from $48,413.25 to $55,628.25.

6.        CONDITION OF THE PREMISES; ALLOWANCE.

6.1       Condition of Premises.  Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Original Premises, First Floor Expansion Space, or the Building, or with respect to the suitability of any part of the same for the conduct of Tenant’s business. Tenant further acknowledges and agrees that, as of the Second Amendment Date, (a) Tenant is in possession of the Original Premises, and (b) the Original Premises, First Floor Expansion Space, and the Building are in a good and sanitary order, condition and repair acceptable to Tenant. Tenant shall be conclusively deemed to have accepted the First Floor Expansion Space “AS IS” in the condition existing on the First Floor Expansion Effective Date, and to have waived all claims relating to the condition of the First Floor Expansion Space.

6.2       Allowance.  Tenant may use up to $21,645.00 (the “Allowance”) for the purchase and installation of data cabling, painting and carpet cleaning within the First Floor Expansion Space. Except as set forth herein, in no event shall the Allowance be used for the purchase of any other equipment, furniture or other items of personal property. The Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the contractor or vendor that performed the work or provided the goods, within thirty (30) days following completion of such work and receipt by Landlord of the following, as applicable: (1) receipted bills covering all labor and materials expended and used in the work and (2) full and final waivers of lien. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured. Any portion of the Allowance which is not used as permitted by this Section 6.2 or is otherwise remaining after October 1, 2014 shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto.

7.        PARKING.  From and after the First Floor Expansion Effective Date, the Lease shall be amended as follows:

7.1       Spaces.  Landlord and Tenant acknowledge and agree that, in addition to the Parking Spaces previously made available to Tenant under the Lease, during the First Floor Expansion Term, Landlord shall make available to Tenant the use of an additional 30 Parking Spaces on an unreserved basis of which 26 shall be Surface Parking Spaces and 4 shall be Covered Parking Spaces, which brings the total number of Surface Parking Spaces made available to Tenant to 107, and the total number of Covered Parking Spaces to 13. Five (5) of the thirteen (13) Covered Spaces shall be designated as Reserved Covered Spaces.

7.2       Sections 1.9 and 29.  All other terms and conditions of Sections 1.9 and 29 of the Lease not amended herein shall continue in full force and effect, and the additional Surface Parking Spaces and Covered Parking Spaces made available by Landlord in Section 7.1 above shall be subject to the terms and conditions of Section 29 of the Lease; provided, however, the current rate for the Covered Parking spaces is $100.00 per month per space, subject to annual market adjustments, and the current rate for the Reserved Covered Spaces is $150.00 per month per space subject to annual market adjustments.

8.        FURNITURE.  During the First Floor Expansion Term, Tenant shall have the right to use the furniture and fixtures located in the First Floor Expansion Space free of charge in it’s as-is condition and Tenant acknowledges that Landlord makes no warranty or representation of any kind with respect to such furniture and fixtures. On or before the day that is ninety (90) days after First Floor Expansion Effective Date, Tenant shall advise Landlord which furniture, if any, Tenant does not intend to use (“Furniture Notification”) and Landlord shall remove such furniture within five (5) business days of the Furniture Notification.

9.        RIGHT OF FIRST REFUSAL.

9.1       Grant of Option; Conditions.  If at any time during the First Floor Expansion Term any lease for Suites 100, 105, or 145 on the first (1st) floor of the Building shown on the demising plan attached hereto as Exhibit B (the “Refusal Space”) shall expire and if Landlord intends to enter into a lease for such Refusal Space (“Proposed Lease”) with any party other than the tenant then occupying the Refusal Space, then Landlord shall first offer to Tenant the right to lease the Refusal Space as part of the Premises upon the terms and conditions of the Proposed Lease (the “Right of First Refusal”). Each refusal right of the Refusal Space, whether 100, 105, or 145 shall be independent of each other right to a portion of the Refusal Space. Tenant’s Right of First Refusal is an ongoing right effective during the Extension Term and shall be exercised as follows: when Landlord has entered into a written agreement with a prospective tenant, other than the tenant then occupying the Refusal Space (the “Prospect”) interested in leasing the Refusal Space, Landlord shall advise Tenant (the “Advice”) of the terms and conditions under which Landlord is prepared to lease the Refusal Space to such Prospect. The Advice shall include any and all other space in the Building (which, for purposes of such Advice, shall be deemed to be part of the Refusal Space) that such Prospect is interested in leasing, and Tenant must exercise this Right of First Refusal, if at all, by accepting all such space in the Building identified in the Advice. Tenant may lease the Refusal Space under such terms by providing Landlord with written notice of exercise (the “Notice of Exercise”) within 5 business days after the date of the Advice. Tenant shall be deemed to have declined to exercise this Right of First Refusal if its Notice of Exercise is delayed or if the Notice of Exercise changes any term or condition of the Advice. Notwithstanding the foregoing, Tenant shall have no such Right of First Refusal and Landlord need not provide Tenant with an Advice if:

(a)       an Event of Default is continuing at the time that Landlord would otherwise deliver the Advice; or

(b)       the Premises, or any portion thereof, is sublet (other than pursuant to a Transfer to a Permitted Transferee, as defined in Section 14.2 of the Lease) at the time Landlord would otherwise deliver the Advice; or

(c)       the Lease has been assigned (other than pursuant to a Transfer to a Permitted Transferee, as defined in Section 14.2 of the Lease) prior to the date Landlord would otherwise deliver the Advice; or

(d)       the Refusal Space is not intended for the exclusive use of Tenant during the Term; or

(e)       Tenant is not occupying the Premises on the date Landlord would otherwise deliver the Advice.

9.2       Terms for Refusal Space.

(a)       Subject to Section 9.03 below, the term for the Refusal Space shall commence upon the Refusal Space Commencement Date (as defined herein) and shall continue for the term stated in the Advice. Upon the Refusal Space Commencement Date, the Refusal Space shall be considered a part of the Premises. Tenant shall pay Rent for the Refusal Space in accordance with the terms and conditions of the Advice and all of the terms stated in the Advice shall govern Tenant’s occupancy of the Refusal Space; provided, however, all other non-conflicting terms and conditions of the Lease shall govern Tenant’s occupancy of the Refusal Space. The “Refusal Space Commencement Date” shall mean the delivery of the Refusal Space by Landlord subject to Substantial Completion of any improvements committed to be performed in the Refusal Space by Landlord pursuant to the Advice.

(b)       The Refusal Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the Refusal Space Commencement Date, unless the Advice specifies additional work to be performed by Landlord in the Refusal Space after the Refusal Space Commencement Date, in which case Landlord shall perform such work in the Refusal Space. If Landlord is delayed delivering possession of the Refusal Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the Refusal Space Commencement Date shall be postponed until the date Landlord delivers possession of the Refusal Space to Tenant free from occupancy by any party.

(c)       Landlord reserves the right upon receipt of the Notice of Exercise to request Tenant’s current financial records in a form reasonably acceptable to Landlord, to review Tenant’s current financial condition and to adjust the security required under the Advice as reasonably determined by Landlord.

9.3       Termination of Right of First Refusal.  The rights of Tenant hereunder with respect to each Refusal Space shall terminate on the date Landlord would have provided Tenant an Advice with respect to any portion of the Refusal Space if Tenant had not been in violation of one or more of the conditions set forth in Section 9.1 above.

9.4       Refusal Space Amendment.  If Tenant exercises its Right of First Refusal, Landlord shall prepare an amendment to the Lease (the “Refusal Space Amendment”) adding the Refusal Space to the Premises on the terms set forth in the Advice and reflecting the changes in the Base Rent, rentable square footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Refusal Space Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Notice of Exercise, and Tenant shall execute and return the Refusal Space Amendment to Landlord within 10 days thereafter and Landlord shall promptly counter execute and return same to Tenant, but an otherwise valid exercise of the Right of First Refusal shall be fully effective whether or not the Refusal Space Amendment is executed.

9.5       Subordination.  Notwithstanding anything herein to the contrary, Tenant’s Right of First Refusal is subject and subordinate to (i) any tenant leasing all or any portion of the Refusal Space as of the date of the Lease; (ii) the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building regarding the Refusal Space existing on the date of the Lease; (iii) the right of Landlord to lease the space to any other tenant or tenant prospect who by the inclusion of the Refusal Space will occupy more space in the Building than Tenant; and (iv) Landlord’s right to retain the use of the space for its own internal use, including but not limited to use by an affiliate or subsidiary of Landlord or use as a management office.

9.6       Original Tenant.  The Right of First Refusal shall be personal to Original Tenant (as defined in the Lease), and may only be exercised by Original Tenant. All references to “Tenant” in this Section 9 shall mean Original Tenant only. In the event of any assignment of the Lease or sublease of all or any portion of the Premises to any party other than Original Tenant, the Right of First Refusal shall be extinguished.

10.      CONDITIONAL ACCELERATION OF TERMINATION DATE .

10.1     Accelerated Termination Right.    Tenant shall have a one-time right to terminate the Lease with respect to the First Floor Expansion Space only (“Acceleration Option”) any time during the First Floor Expansion Term if Tenant is able to relocate its employees from the First Floor Expansion Premises to all or a portion of the space on the 4th Floor of the Building currently leased to Intermap Technologies, Inc. (“Intermap Premises”), by entering into a new lease with Landlord for all or a portion of the Intermap Premises effective as of the commencement date of Tenant’s occupancy of the Intermap Premises (the “Accelerated Termination Date”), subject to the following terms and conditions.

(a)       Landlord shall have received written notice of Tenant’s election to exercise its Acceleration Option (the “Acceleration Notice”) on or before the date that the parties execute a lease agreement (or amendment) granting Tenant occupancy rights for the Intermap Premises along with payment in full of the Termination Fee (as defined below).

(b)       There is no Event of Default under the Lease as of the date Tenant provides Landlord an Acceleration Notice or from or after the date of such notice.

(c)       No part of Premises is sublet for a term extending past the Accelerated Termination Date.

(d)       The Lease has not been assigned other than pursuant to a Permitted Transfer.

(e)       The Lease Term has not been extended beyond the initial Expiration Date.

10.2     Termination Fee. As consideration for and a condition of Tenant’s right to exercise its Acceleration Option, Tenant shall pay to Landlord an amount (the “Termination Fee”) equal to the sum of the unamortized portion of the leasing commissions incurred by Landlord in connection with this Second Amendment (which the parties agree is $21,645.00) as of the Accelerated Termination Date amortized over the First Floor Expansion Term on a straight line basis with no interest. Tenant shall pay the Termination Fee to Landlord simultaneously with the delivery of the Acceleration Notice. Tenant shall remain liable for all Base Rent, Additional Base Rent and other sums due under the Lease up to and including the Accelerated Termination Date even though billings for such may occur subsequent to the Accelerated Termination Date.

10.3     Terms and Conditions.

(a)       Provided Tenant has performed in accordance herewith and Landlord has received the Termination Fee as set forth above, the Lease with respect to Suite 115 shall automatically terminate as of 5:00 p.m. on the Accelerated Termination Date and neither party shall have any further obligation or liability to the other except for (i) the obligation with respect to actual Operating Expenses which shall survive Termination and shall be paid in accordance with the terms of the Lease, (ii) any indemnification waivers or releases by either party of the other for claims or liability accruing or arising prior to the Accelerated Termination Date, which indemnification, waivers or releases shall survive termination including but not limited to the provisions of Section 12.3 of the Lease and (iii) any other provision which by its terms survives termination.

(b)       Time is of the essence hereof. If Tenant fails to deliver notice of its election to terminate in accordance herewith, the Accelerated Termination right shall be automatically null and void and of no further force and effect.

(c)       If Tenant has given proper and timely notice of its election to terminate but otherwise commits or permits an Event of Default, including without limitation failure to pay the Termination Fee or surrender the Premises on the Accelerated Termination Date in accordance with the terms of the Lease, Landlord at its option may without waiving any rights or remedy for such default elect to either (i) declare this Accelerated Termination right null and void and the Lease shall continue in full force and effect or (ii) terminate the Lease pursuant to Section 17 of the Lease and recover all damages including consequential damages arising from Tenant having defaulted hereunder. Nothing herein shall be deemed to prohibit Landlord from recovering the Termination Fee, if not paid by Tenant, together with interest thereon and the late payment fee.

(d)      Tenant shall keep and perform its obligations under the Lease through the Accelerated Termination Date and shall surrender the First Floor Expansion Space no later than noon on the Accelerated Termination Date in accordance with the terms of the Lease.

10.4     Original Tenant.  The Acceleration Option shall be personal to Original Tenant (as defined in the Lease), and may only be exercised by Original Tenant. All references to “Tenant” in this Section 10 shall mean Original Tenant only. In the event of any assignment of the Lease or sublease of all or any portion of the Premises to any party other than Original Tenant, the Acceleration Option shall be extinguished.

11.      BROKERAGE.  Tenant represents it has not dealt with or employed any broker in connection with the negotiation, execution and delivery of this Second Amendment and has no knowledge of any broker’s involvement in this transaction except those listed in Sections 1.15 and 1.16 of the Lease (collectively, the “Brokers”). Landlord and Tenant shall each indemnify the other against any expense incurred by the other as a result of any claim for commissions or fees by any other broker, finder, or agent, whether or not meritorious, employed by the other or claiming by, through, or under the other, other than the Brokers. Tenant acknowledges Landlord is not liable for any representations by the Brokers regarding the Premises, Building, Building Complex, or this Lease.

12.      SIGNAGE.  Landlord will provide Tenant, at Landlord’s cost and expense, standard signage on the Building lobby directory and building standard suite signage at the entry to the First Floor Expansion Space to identify Tenant and Redwood Residential Acquisition Corporation (or another of Tenant’s affiliates as approved by Landlord such approval not to be unreasonably withheld or delayed).

13.      GENERAL PROVISIONS.

13.1     Full Force and Effect; Conflict.  Except as amended by this Second Amendment, the Lease as modified herein remains in full force and effect and is hereby ratified by Landlord and Tenant. In the event of any conflict between the Lease and this Second Amendment, the terms and conditions of this Second Amendment shall control.

13.2     Capitalized Terms.  Capitalized terms not defined herein shall have the same meaning as set forth in the Lease.

13.3     Governing Law.  This Second Amendment shall be governed by and construed in accordance with the laws of the State of Colorado.

13.4      Attorneys’ Fees.  In the event of litigation arising out of or in connection with this Second Amendment, the prevailing party shall be awarded reasonable attorneys’ fees, costs and expenses.

13.5      Successors and Assigns.  This Second Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, personal representatives, successors and assigns.

13.6      Entire Agreement.  The Lease, as amended by this Second Amendment, contains the entire agreement of Landlord and Tenant with respect to the subject matter hereof, and may not be amended or modified except by an instrument executed in writing by Landlord and Tenant.

13.7      Power and Authority.  Except as provided herein, Tenant has not assigned or transferred any interest in the Lease and has full power and authority to execute this Second Amendment.

13.8      Counterparts.     This Second Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.9      Facsimile/PDF Signatures.  This Second Amendment may be executed by facsimile and/or .pdf signatures which shall be binding as originals on the parties hereto.

13.10    No Option.  The submission of this document for examination and review does not constitute an option, an offer to lease space in the Building or an agreement to lease. This document shall have no binding effect on the parties unless and until executed by both Landlord and Tenant and will be effective only upon Landlord’s execution of the same.

13.11    Disclosure.  The parties hereto hereby acknowledge and agree that all information related to this Second Amendment may be publically disclosed by Tenant without the prior written consent of Landlord to the extent necessary to comply with any law, rule or regulation (including, without limitation, any rule or regulation promulgated by the SEC) or the valid order of any governmental agency or any court of competent jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Second Amendment to be executed as of the Second Amendment Date.

LANDLORD:

MG-POINT, LLC, a Colorado limited liability company

By:	/s/ Peter W. Savoie

Name:	Peter W. Savoie
Title:	Authorized Signatory

TENANT: REDWOOD TRUST, INC., a Maryland corporation

By:	/s/ E. Todd Whittemore

Name:	E. Todd Whittemore

Title:	Managing Director

SIGNATURE PAGE

Exhibit A

to

Second Amendment to Lease

Depiction of First Floor Expansion Space

Exhibit A Expansion Suite 115

PLAN
NORTH

MILLER GLOBAL
PROPERTIES, LLC

POINT AT INVERNESS
Expansion Suite
First Floor
Not To Scale
June 3, 2014

kieding
OFFICE ARCHITECTS

Newmark Knight Frank
Frederick Ross

A-1-

Exhibit B

to

Second Amendment to Lease

Refusal Space

Exhibit B Refusal Space

Suite 145
Suite 105
Suite 100
PLAN NORTH

MILLER GLOBAL PROPERTIES, LLC

POINT AT INVERNESS

Refusal Space

First Floor
Not To Scale
June 3, 2014

Kieding Office Architects

Newmark Knight Frank Frederick Ross

B-1-